Exhibit 99.7
Item 8. Financial Statements and Supplementary Data
CIMPRESS N.V.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Supervisory Board and Shareholders of
Cimpress N.V.
We have audited the accompanying consolidated balance sheets of Cimpress N.V. (formerly known as Vistaprint N.V.) as of June 30, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cimpress N.V. at June 30, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2014, in conformity with U.S. generally accepted accounting principles.
/s/  Ernst & Young LLP
Boston, Massachusetts
August 15, 2014

Except for notes 9, 17 and 21, as to which the date is

March 10, 2015

CIMPRESS N.V.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2014	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$62,508	$50,065
Marketable securities	13,857	—
Accounts receivable, net of allowances of $212 and $104, respectively	23,515	22,026
Inventory	12,138	7,620
Prepaid expenses and other current assets	45,923	20,520
Total current assets	157,941	100,231
Property, plant and equipment, net	352,221	280,022
Software and web site development costs, net	14,016	9,071
Deferred tax assets	8,762	581
Goodwill	317,187	140,893
Intangible assets, net	110,214	30,337
Other assets	28,644	29,184
Investment in equity interests	—	11,248
Total assets	$988,985	$601,567
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$52,770	$22,597
Accrued expenses	121,177	103,338
Deferred revenue	26,913	18,668
Deferred tax liabilities	2,178	1,466
Short-term debt	37,575	8,750
Other current liabilities	888	207
Total current liabilities	241,501	155,026
Deferred tax liabilities	30,846	12,246
Other liabilities	44,420	14,734
Lease financing obligation	18,117	—
Long-term debt	410,484	230,000
Total liabilities	745,368	412,006
Commitments and contingencies (Note 18)
Noncontrolling interests (Note 16)	11,160	—
Shareholders’ equity:
Preferred shares, par value €0.01 per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, par value €0.01 per share, 100,000,000 shares authorized; 44,080,627 shares issued; and 32,329,244 and 32,791,338 shares outstanding, respectively	615	615
Treasury shares, at cost, 11,751,383 and 11,289,289 shares, respectively	(423,101)	(398,301)
Additional paid-in capital	309,990	299,659
Retained earnings	342,840	299,144
Accumulated other comprehensive income (loss)	2,113	(11,556)
Total shareholders’ equity	232,457	189,561
Total liabilities, noncontrolling interests and shareholders’ equity	$988,985	$601,567

See accompanying notes.

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Year Ended June 30,
	2014	2013	2012
Revenue	$1,270,236	$1,167,478	$1,020,269
Cost of revenue (1)	451,093	400,293	355,205
Technology and development expense (1)	176,344	164,859	129,162
Marketing and selling expense (1)	440,311	446,116	375,538
General and administrative expense (1)	116,574	110,086	105,190
Income from operations	85,914	46,124	55,174
Other income (expense), net	(21,630)	(63)	2,350
Interest income (expense), net	(7,674)	(5,329)	(1,679)
Income before income taxes and loss in equity interests	56,610	40,732	55,845
Income tax provision	10,590	9,387	11,851
Loss in equity interests	2,704	1,910	—
Net income	43,316	29,435	43,994
Add: Net loss attributable to noncontrolling interests	380	—	—
Net income attributable to Cimpress N.V.	$43,696	$29,435	$43,994
Basic net income per share attributable to Cimpress N.V.	$1.33	$0.89	$1.16
Diluted net income per share attributable to Cimpress N.V.	$1.28	$0.85	$1.13
Weighted average shares outstanding — basic	32,873,234	33,209,172	37,813,504
Weighted average shares outstanding — diluted	34,239,909	34,472,004	38,953,179
____________________________________________
(1) Share-based compensation is allocated as follows:

	Year Ended June 30,
	2014	2013	2012
Cost of revenue	$251	$398	$329
Technology and development expense	7,041	9,209	5,171
Marketing and selling expense	5,082	6,354	2,692
General and administrative expense	15,412	16,967	17,221

See accompanying notes.

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Year Ended June 30,
	2014	2013	2012
Net income	$43,316	$29,435	$43,994
Other comprehensive income:
Foreign currency translation	8,019	(910)	(23,609)
Net unrealized (loss) gain on derivative instruments designated and qualifying as cash flow hedges	(1,285)	483	—
Amounts reclassified from accumulated other comprehensive income to net income on derivative instruments	396	(397)	—
Unrealized gain on available-for-sale-securities	9,246	—	—
Unrealized loss on pension benefit obligation, net of tax	(2,724)	—	—
Comprehensive income	56,968	28,611	20,385
Add: Comprehensive loss attributable to noncontrolling interests	397	—	—
Total comprehensive income attributable to Cimpress N.V.	$57,365	$28,611	$20,385

See accompanying notes.

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)

	Ordinary Shares		Treasury Shares
	Number of Shares Issued	Amount	Number of Shares	Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at June 30, 2011	49,950	$699	(6,806)	$(85,377)	$273,260	$248,634	$12,877	$450,093
Issuance of ordinary shares due to share option exercises			92	1,938	(544)			1,394
Restricted share units vested, net of shares withheld for taxes			278	3,445	(7,594)			(4,149)
Grant of restricted share awards			506	10,754	(10,754)			—
Excess tax benefits from share-based compensation					6,108			6,108
Share-based compensation expense					25,157			25,157
Purchase of ordinary shares			(9,901)	(309,701)				(309,701)
Net income						43,994		43,994
Foreign currency translation							(23,609)	(23,609)
Balance at June 30, 2012	49,950	$699	(15,831)	$(378,941)	$285,633	$292,628	$(10,732)	$189,287
Issuance of ordinary shares due to share option exercises			281	8,715	(3,910)			4,805
Cancellation of treasury shares	(5,870)	(84)	5,870	30,262	(7,259)	(22,919)		—
Restricted share units vested, net of shares withheld for taxes			242	6,014	(9,570)			(3,556)
Excess tax benefits from share-based compensation					1,796			1,796
Share-based compensation expense					32,969			32,969
Purchase of ordinary shares			(1,851)	(64,351)				(64,351)
Net income						29,435		29,435
Net unrealized gain on derivative instruments designated and qualifying as cash flow hedges							86	86
Foreign currency translation							(910)	(910)
Balance at June 30, 2013	44,080	$615	(11,289)	$(398,301)	$299,659	$299,144	$(11,556)	$189,561
Issuance of ordinary shares due to share option exercises, net of shares withheld for taxes			297	9,011	(8,001)			1,010
Restricted share units vested, net of shares withheld for taxes			285	8,205	(14,220)			(6,015)
Excess tax benefits from share-based compensation					5,159			5,159
Share-based compensation expense					27,449			27,449
Purchase of ordinary shares			(1,044)	(42,016)				(42,016)
Net income attributable to Cimpress N.V.						43,696		43,696
Net unrealized loss on derivative instruments designated and qualifying as cash flow hedges							(889)	(889)
Adjustment to contributed capital of noncontrolling interest					(56)			(56)
Unrealized gain on marketable securities							9,246	9,246
Foreign currency translation							8,036	8,036
Unrealized loss on pension benefit obligation, net of tax							(2,724)	(2,724)
Balance at June 30, 2014	44,080	$615	(11,751)	$(423,101)	$309,990	$342,840	$2,113	$232,457
See accompanying notes.

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended June 30,
	2014	2013	2012
Operating activities
Net income	$43,316	$29,435	$43,994
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72,282	64,325	59,427
Share-based compensation expense	27,786	32,928	25,413
Excess tax benefits derived from share-based compensation awards	(5,159)	(1,796)	(6,108)
Deferred taxes	(12,807)	(8,626)	(1,810)
Loss on sale of equity method investment	12,681	—	—
Loss in equity interests	2,704	1,910	—
Non-cash gain on equipment	—	(1,414)	—
Abandonment of long-lived assets	7	1,529	—
Unrealized loss on derivative instruments included in net income	425	—	—
Change in fair value of contingent consideration	2,192	(588)	—
Effect of exchange rate changes on monetary assets and liabilities denominated in non-functional currency	748	29	—
Other non-cash items	1,328	1,329	361
Changes in operating assets and liabilities excluding the effect of business acquisitions:
Accounts receivable	4,008	(1,532)	(1,405)
Inventory	(1,055)	(525)	1,150
Prepaid expenses and other assets	(15,336)	10,791	(5,768)
Accounts payable	14,945	557	5,667
Accrued expenses and other liabilities	515	11,660	19,720
Net cash provided by operating activities	148,580	140,012	140,641
Investing activities
Purchases of property, plant and equipment	(72,122)	(78,999)	(46,420)
Business acquisitions, net of cash acquired	(216,384)	—	(180,675)
Proceeds from sale of intangible assets	137	1,750	—
Purchases of intangible assets	(253)	(750)	(239)
Purchase of available-for-sale securities	(4,629)	—	—
Capitalization of software and website development costs	(9,749)	(7,667)	(5,463)
Maturities and redemptions of marketable securities	—	—	529
Investment in equity interests	(4,994)	(12,753)	—
Proceeds from sale of equity interests	449	—	—
Proceeds from (issuance of) loans	561	(512)	—
Net cash used in investing activities	(306,984)	(98,931)	(232,268)
Financing activities
Proceeds from borrowings of debt	482,800	113,712	408,500
Payments of debt and debt issuance costs	(274,854)	(105,661)	(181,319)
Payments of withholding taxes in connection with share awards	(9,430)	(3,556)	(4,149)
Purchases of ordinary shares	(42,016)	(64,351)	(309,701)
Payment of capital lease obligations	(1,297)	—	—
Excess tax benefits derived from share-based compensation awards	5,159	1,796	6,108
Proceeds from issuance of ordinary shares	4,425	4,805	1,394
Capital contribution from noncontrolling interest	4,821	—	—
Net cash provided by (used in) financing activities	169,608	(53,255)	(79,167)
Effect of exchange rate changes on cash	1,239	36	(3,555)
Net increase (decrease) in cash and cash equivalents	12,443	(12,138)	(174,349)
Cash and cash equivalents at beginning of period	50,065	62,203	236,552
Cash and cash equivalents at end of period	$62,508	$50,065	$62,203
See accompanying notes.

CIMPRESS N.V.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(in thousands)

	Year Ended June 30,
	2014	2013	2012
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$6,446	$4,762	$1,487
Income taxes	18,485	13,656	7,104

Supplemental schedule of non-cash investing and financing activities:
Capitalization of construction costs related to financing lease obligation	$18,117	$—	$—
Amounts due for acquisitions of businesses	21,582	—	570
See accompanying notes.

CIMPRESS N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended June 30, 2014, 2013 and 2012
(in thousands, except share and per share data)

1. Description of the Business
We are a technology and manufacturing-driven company that aggregates, via the Internet, large volumes of individually small, customized orders for a broad spectrum of print, signage, apparel and similar products. We produce those orders in highly automated, capital and technology intensive production facilities in a manner that we believe makes our production techniques significantly more competitive than those of traditional suppliers. We bring our products to market via various brands that deliver marketing products and services to the small business and home and family markets. These brands include Vistaprint, our leading global brand for micro business marketing products and services, as well as several brands we have acquired that serve the needs of various market segments including resellers, small and medium businesses with differentiated service needs, and consumers purchasing products for personal use.
2. Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements include the accounts of Cimpress N.V., its wholly owned subsidiaries, entities in which we maintain a controlling financial interest, and those entities in which we have a variable interest and are the primary beneficiary. Intercompany balances and transactions have been eliminated. Investments in entities in which we can exercise significant influence, but do not own a majority equity interest or otherwise control, are accounted for using the equity method and are included as investments in equity interests on the consolidated balance sheets.
Certain reclassifications have been made in the prior period consolidated financial statements to conform to the current presentation.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We believe our most significant estimates are associated with the ongoing evaluation of the recoverability of our long-lived assets and goodwill, estimated useful lives of assets, advertising expense and related accruals, share-based compensation, accounting for business combinations, and income taxes and related valuation allowances, among others. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results could differ from those estimates.
Cash and Cash Equivalents
We consider all highly liquid investments purchased with an original maturity of three months or less to be the equivalent of cash for the purpose of balance sheet and statement of cash flows presentation. Cash equivalents consist of depository accounts and money market funds. Cash and cash equivalents restricted for use were $823 and $1,510 as of June 30, 2014 and 2013, respectively, and are included in other assets in the accompanying consolidated balance sheets.
Marketable Securities
We determine the appropriate classification of marketable securities at the date of purchase and reevaluate the classification at each balance sheet date. Our marketable securities are classified as "available-for-sale" and carried at fair value, with the unrealized gains and losses, net of taxes if applicable, reported as a separate component of accumulated other comprehensive income (loss). We review our investments for other-than-temporary impairment whenever the fair value of the investment is less than the amortized cost and evidence indicates that the investment's carrying amount is not recoverable within a reasonable period of time. Any decline in value that is determined to be other than temporary is recognized as expense in our consolidated statement of operations in the period the impairment is identified.

Accounts Receivable
Accounts receivable includes amounts due from customers and partners. We offset gross trade accounts receivable with an allowance for doubtful accounts, which is our best estimate of the amount of probable credit losses in existing accounts receivable. Account balances are charged off against the allowance when the potential for recovery is considered remote.
Inventories
Inventories consist primarily of raw materials and are recorded at the lower of cost or market value using a first-in, first-out method. Costs to produce free products are included in cost of revenues as incurred.
Property, Plant and Equipment
Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Additions and improvements that substantially extend the useful life of a particular asset are capitalized while repairs and maintenance costs are expensed as incurred. Assets that qualify for the capitalization of interest cost during their construction period are evaluated on a per project basis and, if material, the costs are capitalized. No interest costs associated with our construction projects were capitalized in fiscal 2014 or 2013 as the amounts were not material. Depreciation of plant and equipment is recorded on a straight-line basis over the estimated useful lives of the assets.
Software and Web Site Development Costs
We capitalize eligible salaries and payroll-related costs of employees who devote time to the development of websites and internal-use computer software. Capitalization begins when the preliminary project stage is complete, management with the relevant authority authorizes and commits to the funding of the software project, and it is probable that the project will be completed and the software will be used to perform the function intended. These costs are amortized on a straight-line basis over the estimated useful life of the software. As of July 1, 2012, we revised the estimated useful life of our capitalized software and website developments costs from 2 to 3 years based on an evaluation of historical trends, the period of benefit of past projects, and our current project portfolio. This change in estimated useful life increased our pre-tax income for fiscal year ended June 30, 2013 by approximately $2,718 when compared to the historical estimated useful life and could have a material impact in the future. Our basic and diluted earnings per share for fiscal 2013 increased by $0.08 due to this change in estimate. Costs associated with preliminary stage software development, repair, maintenance or the development of website content are expensed as incurred.
Amortization of previously capitalized amounts in the years ended June 30, 2014, 2013 and 2012 was $4,985, $3,118 and $6,325, respectively, resulting in accumulated amortization of $13,538 and $10,315 at June 30, 2014 and 2013, respectively.
Leases
We categorize leases at their inception as either operating or capital leases. Costs for operating leases that include incentives such as payment escalations or rent abatements are recognized on a straight-line basis over the term of the lease. Additionally, inducements received are treated as a reduction of our costs over the term of the agreement. Leasehold improvements are capitalized at cost and amortized over the shorter of their expected useful life or the life of the lease, excluding renewal periods.
Capital leases are accounted for as an acquisition of an asset and incurrence of an obligation. Assets held under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease, and amortized over the useful life of the asset. The corresponding capital lease obligation is recorded at the present value of the minimum lease payments at inception of the lease. For further information on our outstanding capital lease assets and obligations please refer to Note 18 Commitments and Contingencies.
For lease arrangements where we are deemed to be involved in the construction of structural improvements prior to the commencement of the lease or take some level of construction risk, we are considered the owner of the assets during the construction period. Accordingly, as the lessor incurs the construction project costs, the assets and corresponding financial obligation are recorded in our consolidated balance sheet. At June 30, 2014, $18,117 is included in property, plant and equipment, net and lease financing obligation. Once the construction is completed, if the lease meets certain “sale-leaseback” criteria, we will remove the asset and related financial obligation from the balance sheet and treat the building lease as either an operating or capital lease based on our assessment of the guidance. If upon completion of construction, the project does not meet the “sale-leaseback” criteria, the lease will be treated as a financing obligation and we will depreciate the asset over its estimated useful life for financial reporting purposes.
Intangible Assets
We capitalize the costs of purchasing patents from unrelated third parties and amortize these costs over the estimated useful life of the patent. The costs related to patent applications, pursuing others who we believe infringe on our patents, and defending against patent-infringement claims are expensed as incurred.

We record acquired intangible assets at fair value on the date of acquisition and amortize such assets using the straight-line method over the expected useful life of the asset, unless another amortization method is deemed to be more appropriate. We evaluate the remaining useful life of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the remaining useful life. If the estimate of an intangible asset’s remaining useful life is changed, we amortize the remaining carrying value of the intangible asset prospectively over the revised remaining useful life.
Long-Lived Assets
Long-lived assets with a definite life are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable.
For long-lived assets used in operations, impairment losses are only recorded if the asset’s carrying amount is not recoverable through its undiscounted, probability-weighted future cash flows. We measure the impairment loss based on the difference between the carrying amount and estimated fair value. Long-lived assets are considered held for sale when certain criteria are met, including when management has committed to a plan to sell the asset, the asset is available for sale in its immediate condition, and the sale is probable within one year of the reporting date. Assets held for sale are reported at the lower of cost or fair value less costs to sell. We did not have any assets held for sale at June 30, 2014 or 2013.
No impairment charges were recorded for the fiscal years ended June 30, 2014, 2013 or 2012.
Business Combinations
We recognize the assets and liabilities assumed in business combinations on the basis of their fair values at the date of acquisition. We assess the fair value of assets, including intangible assets, using a variety of methods and each asset is measured at fair value from the perspective of a market participant. The method used to estimate the fair values of intangible assets incorporates significant assumptions regarding the estimates a market participant would make in order to evaluate an asset, including a market participant’s use of the asset and the appropriate discount rates for a market participant. Assets recorded from the perspective of a market participant that are determined to not have economic use for us are expensed immediately. Any excess purchase price over the fair value of the net tangible and intangible assets acquired is allocated to goodwill. Transaction costs and restructuring costs associated with a business combination are expensed as incurred.
The consideration for our acquisitions often includes future payments that are contingent upon the occurrence of a particular event. For acquisitions that qualify as business combinations, we record an obligation for such contingent payments at fair value on the acquisition date. We estimate the fair value of contingent consideration obligations through valuation models that incorporate probability adjusted assumptions related to the achievement of the milestones and thus likelihood of making related payments. We revalue these contingent consideration obligations each reporting period. Changes in the fair value of our contingent consideration obligations are recognized within general and administrative expense in our consolidated statements of operations.

Goodwill
The evaluation of goodwill for impairment is performed at a level referred to as a reporting unit. A reporting unit is either the “operating segment level” or one level below, which is referred to as a “component.” The level at which the impairment test is performed requires an assessment as to whether the operations below the operating segment should be aggregated as one reporting unit due to their similarity or reviewed individually. Goodwill is evaluated for impairment on an annual basis during the fiscal third quarter or more frequently when an event occurs or circumstances change that indicate that the carrying value may not be recoverable. Goodwill is considered to be impaired when the carrying amount of a reporting unit exceeds its estimated fair value.

We have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If the results of this analysis indicate that the fair value of a reporting unit is less than its carrying value, the quantitative impairment test is required; otherwise, no further assessment is necessary. To perform the quantitative approach, we estimate the fair value of our reporting units using a discounted cash flow methodology. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then a second step of the impairment test is performed in order to determine the implied fair value of our reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then we would record an impairment loss equal to the difference.
In fiscal 2014, we performed the qualitative assessment as of January 1, 2014 and determined that there is no indication that the carrying value of any of our reporting units exceeds its fair value. There have been no indications of impairment that would require an updated analysis as of June 30, 2014.
Debt Issuance Costs

Expenses associated with the issuance of debt instruments are capitalized and are amortized over the terms of the respective financing arrangement using the effective interest method, or on a straight-line basis through the maturity date for our revolving credit facility. During the years ended June 30, 2014 and 2013, we capitalized debt issuance costs related to our credit facility arrangements of $1,319 and $1,887, respectively. Amortization of these costs is included in interest income (expense), net in the consolidated statements of operations and amounted to $765, $556 and $206, for the years ended June 30, 2014, 2013 and 2012, respectively. Unamortized debt issuance costs were $2,334 and $2,963 as of June 30, 2014 and 2013, respectively. When we make changes to our credit facility, we re-evaluate the capitalization of these costs which could result in the immediate recognition of any unamortized debt issuance costs in our statement of operations.

Investments in Equity Interests

We record our share of the results of investments in equity interests and any related amortization, within loss in equity interests on the consolidated statements of operations. We review our investments for other-than-temporary impairment whenever events or changes in business circumstances indicate that the carrying value of the investment may not be fully recoverable. Investments identified as having an indication of impairment are subject to further analysis to determine if the impairment is other-than-temporary and this analysis requires estimating the fair value of the investment, which involves considering factors such as comparable valuations of public companies similar to the entity in which we have an equity investment, current economic and market conditions, the operating performance of the entities including current earnings trends and forecasted cash flows, and other entity and industry specific information.
Derivative Financial Instruments

We record all derivatives on the consolidated balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative as being a hedging relationship, and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability or firm commitment attributable to a particular risk are considered fair value hedges. Derivatives designated and qualifying as hedges of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transaction in a cash flow hedge. We also enter into derivative contracts that are intended to economically hedge certain of our risks, even though we may not elect to apply hedge accounting or the instrument may not qualify for hedge accounting. The changes in the fair value of derivatives not designated as being in hedging relationships are recorded directly in earnings as a component of other income (expense), net. In accordance with the fair value measurement guidance, our accounting policy is to measure the credit risk of our derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio. We execute our derivative instruments with financial institutions that we judge to be credit-worthy, defined as institutions that hold an investment grade credit rating.

Restructuring

Restructuring costs are recorded in connection with initiatives designed to improve efficiency or enhance competitiveness. Restructuring initiatives require us to make estimates in several areas, including expenses for severance and other employee separation costs and our ability to generate sublease income to enable us to terminate lease obligations at the estimated amounts. One-time termination benefits are expensed at the date we notify the employee, unless the employee must provide future service beyond the statutory minimum retention period, in which case the benefits are expensed ratably over the future service period. Liabilities for costs associated with an exit or disposal activity are recognized when the liability is incurred, as opposed to when management commits to an exit plan, and are measured at fair value. Restructuring costs are included as a component of each related operating expense within our consolidated statement of operations.
Shareholders’ Equity
Comprehensive Income
Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income (loss) is composed of net income, unrealized gains and losses on marketable securities and derivatives, unrealized loss on pension benefit obligation, and cumulative foreign currency translation adjustments, which are included in the accompanying consolidated statements of comprehensive income.
Treasury Shares
Treasury shares are accounted for using the cost method and are included as a component of shareholders' equity. We reissue treasury shares as part of our share-based compensation programs, and upon issuance we determine the cost using the average cost method. Effective January 28, 2013, 5,869,662 of our ordinary shares issued and held in our treasury account were canceled and have become authorized but unissued ordinary shares, as authorized by our shareholders on November 8, 2012. These canceled shares represent the remaining balance as of November 8, 2012 of the ordinary shares that were held in treasury at the date of the redomiciliation of our publicly traded parent company from Bermuda to the Netherlands in August 2009. The cancellation of the treasury shares resulted in a reduction of additional paid in capital and retained earnings for the year ended June 30, 2013.
Revenue Recognition
We generate revenue primarily from the sale and shipping of customized manufactured products, as well as providing digital services, website design and hosting, email marketing services, order referral fees and other third party offerings. We recognize revenue arising from sales of products and services when it is realized or realizable and earned. We consider revenue realized or realizable and earned when it has persuasive evidence of an arrangement, the product has been shipped or service rendered with no significant post-delivery obligations on our part, the net sales price is fixed or determinable and collectability is reasonably assured. For subscription services we recognize revenue for the fees charged to customers ratably over the term of the service arrangement. Revenue is recognized net of discounts we offer to our customers as part of advertising campaigns. Revenues from sales of prepaid orders on our websites are deferred until shipment of fulfilled orders or until the prepaid service has been rendered.

For arrangements with multiple deliverables, we allocate revenue to each deliverable if the delivered item(s) has value to the customer on a standalone basis and, if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and substantially within our control. The fair value of the selling price for a deliverable is determined using a hierarchy of (1)

Company specific objective and reliable evidence, then (2) third-party evidence, then (3) best estimate of selling price. We allocate any arrangement fee to each of the elements based on their relative selling prices.
Shipping, handling and processing costs billed to customers are included in revenue and the related costs are included in cost of revenue at the time of shipment or rendering of service. Sales and purchases in jurisdictions which are subject to indirect taxes, such as value added tax (“VAT”), are recorded net of tax collected and paid as we act as an agent for the government.
We sell vouchers through discount voucher websites which do not have an expiration date. Upon issuance of the voucher, a liability is established for its cash value. We relieve the liability and recognize revenue on a gross basis, as we are the primary obligor, when redeemed items are shipped. Over time, some portion of these vouchers is not redeemed and if there is not a legal obligation to remit the unredeemed voucher to the relevant jurisdiction, an estimated redemption factor may be applied. We are in the process of evaluating historical data in order to determine the portion of discount vouchers that will not be redeemed based on our customer redemption patterns. However, we currently have not established sufficient history and the unredeemed coupons remain in deferred revenue.
A reserve for sales returns or replacements and allowances is recorded based on historical experience or specific identification of an event necessitating a reserve.
Advertising Expense
Advertising costs are expensed as incurred and included in marketing and selling expense. Advertising expense for the years ended June 30, 2014, 2013 and 2012 was $267,655, $287,167 and $252,812, respectively, which consisted of external costs related to customer acquisition and retention marketing campaigns.
Research and Development Expense
Research and development costs are expensed as incurred and included in technology and development expense. Research and development expense for the years ended June 30, 2014, 2013 and 2012 was $26,423, $24,690 and $19,707, respectively, which consisted of costs related to enhancing our manufacturing engineering and technology capabilities.
Income Taxes
As part of the process of preparing our consolidated financial statements, we estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our current tax expense and assessing temporary and permanent differences resulting from differing treatment of items for tax and financial reporting purposes. We recognize deferred tax assets and liabilities for the temporary differences using the enacted tax rates and laws that will be in effect when we expect temporary differences to reverse. We assess the ability to realize our deferred tax assets based upon the weight of available evidence both positive and negative. To the extent we believe that it is more likely than not that that some portion or all of the deferred tax assets will not be realized, we establish a valuation allowance. In the event that actual results differ from our estimates or we adjust our estimates in the future, we may need to increase or decrease income tax expense, which could have a material impact on our financial position and results of operations.
We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the tax position. The tax benefits recognized in our financial statements from such positions are measured on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The unrecognized tax benefits will reduce our effective tax rate if recognized. Interest and, if applicable, penalties related to unrecognized tax benefits are recorded in the provision for income taxes.

Foreign Currency Translation
Our non-U.S. dollar functional currency subsidiaries translate their assets and liabilities denominated in their functional currency to U.S. dollars at current rates of exchange in effect at the balance sheet date, and revenues and expenses are translated at average rates prevailing throughout the period. The resulting gains and losses from translation are included as a component of accumulated other comprehensive income (loss). Transaction gains and losses and remeasurement of assets and liabilities denominated in currencies other than an entity’s functional currency are included in other income (expense), net in our statement of operations. The following table summarizes the components of other income (expense), net:

	Year Ended June 30,
	2014	2013	2012
(Losses) gains on derivative instruments	$(7,473)	$29	$—
Currency related (losses) and gains, net	(1,476)	(92)	2,350
Loss on disposal of Namex	(12,681)	—	—
Total other income (expense), net	$(21,630)	$(63)	$2,350
Net Income Per Share Attributable to Cimpress N.V.
Basic net income per share attributable to Cimpress N.V. is computed by dividing net income attributable to Cimpress N.V. by the weighted-average number of ordinary shares outstanding for the respective period. Diluted net income per share attributable to Cimpress N.V. gives effect to all potentially dilutive securities, including share options, restricted share units (“RSUs”) and restricted share awards ("RSAs"), if the effect of the securities is dilutive using the treasury stock method. Awards with performance or market conditions are included using the treasury stock method only if the conditions would have been met as of the end of the reporting period and their effect is dilutive.
The following table sets forth the reconciliation of the weighted-average number of ordinary shares:

	Year Ended June 30,
	2014	2013	2012
Weighted average shares outstanding, basic	32,873,234	33,209,172	37,813,504
Weighted average shares issuable upon exercise/vesting of outstanding share options/RSUs/RSAs	1,366,675	1,262,832	1,139,675
Shares used in computing diluted net income per share attributable to Cimpress N.V.	34,239,909	34,472,004	38,953,179
Weighted average anti-dilutive shares excluded from diluted net income per share attributable to Cimpress N.V.	953,100	1,740,542	1,495,858
Compensation Expense
Share-Based Compensation
Compensation expense for all share-based awards expected to vest is measured at fair value on the date of grant and recognized over the requisite service period. The fair value of share options is determined using the Black-Scholes valuation model, or lattice model for share options with a market condition or subsidiary share options, and the fair value of RSUs and RSAs is determined based on the number of shares granted and the quoted price of our ordinary shares on the date of the grant. Such value is recognized ratably as expense over the requisite service period, or on an accelerated method for awards with a performance or market condition, net of estimated forfeitures. For awards that are ultimately settable in cash, we treat as liability awards and mark the award to market each reporting period recognizing any gain or loss in our statement of operations. The estimation of share awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience. For awards with a performance condition vesting feature, compensation cost is recorded if it is probable that the performance condition will be achieved.

Sabbatical Leave

Compensation expense associated with a sabbatical leave, or other similar benefit arrangements, is accrued over the requisite service period during which an employee earns the benefit, net of estimated forfeitures, and is included in other liabilities on our consolidated balance sheets.
Concentrations of Credit Risk
We monitor the creditworthiness of our customers to which we grant credit terms in the normal course of business. We had one channel partner that represented 24% and 35% of our total accounts receivable as of June 30, 2014 and 2013, respectively. We do not have any customers that accounted for greater than 10% of our revenue for the fiscal years ended June 30, 2014, 2013 or 2012.
We maintain an allowance for doubtful accounts for potential credit losses based upon specific customer accounts and historical trends, and such losses to date in the aggregate have not materially exceeded our expectations.
Recently Issued or Adopted Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09,"Revenue from Contracts with Customers," (ASU 2014-09) which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This guidance will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for us on July 1, 2017 and early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our consolidated financial statements.
3. Fair Value Measurements
The following table summarizes our investments in available-for-sale securities:

	June 30, 2014
	Amortized Cost Basis	Unrealized gain	Estimated Fair Value
Available-for-sale securities
Plaza Create Co. Ltd. common shares (1)	$4,611	$9,246	$13,857
Total investments in available-for-sale securities	$4,611	$9,246	$13,857
________________________
(1) On February 28, 2014, we purchased shares in our publicly traded Japanese joint venture partner. Refer to Note 16 for further discussion of the separate joint business arrangement.
We did not have any outstanding available-for-sale securities for the year ended June 30, 2013.
We use a three-level valuation hierarchy for measuring fair value and include detailed financial statement disclosures about fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1: Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2: Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following tables summarize our assets and liabilities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy:

	June 30, 2014
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Available-for-sale securities	$13,857	$13,857	$—	$—
Currency forward contracts	382	—	382	—
Total assets recorded at fair value	$14,239	$13,857	$382	$—

Liabilities
Interest rate swap contracts	$(745)	$—	$(745)	$—
Currency forward contracts	(806)	—	(806)	—
Contingent consideration	(16,072)	—	—	(16,072)
Total liabilities recorded at fair value	$(17,623)	$—	$(1,551)	$(16,072)

	June 30, 2013
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Interest rate swap contracts	$344	$—	$344	$—
Currency forward contracts	70	—	70	—
Total assets recorded at fair value	$414	$—	$414	$—

Liabilities
Interest rate swap contracts	$(70)	$—	$(70)	$—
Currency forward contracts	(203)	—	(203)	—
Total liabilities recorded at fair value	$(273)	$—	$(273)	$—
During the fiscal years ended June 30, 2014 and 2013 there were no significant transfers in or out of Level 1, Level 2 and Level 3 classifications.
The valuations of the derivatives intended to mitigate our interest rate and currency risk are determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each instrument. This analysis utilizes observable market-based inputs, including interest rate curves, interest rate volatility, or spot and forward exchange rates, and reflects the contractual terms of these instruments, including the period to maturity. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements.
Although we have determined that the majority of the inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to appropriately reflect both our own nonperformance risk and the respective counterparties' nonperformance risk in the fair value measurement. However, as of June 30, 2014, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 in the fair value hierarchy.

Our fourth quarter fiscal 2014 acquisitions of Printdeal and Pixartprinting provided for earn-out payments that are payable based on the achievement of certain financial results. For Printdeal, the payment is contingent upon the achievement of an initial 2014 EBITDA margin threshold but ultimately payable based on achieving certain revenue and EBITDA targets for calendar year 2015. The Pixartprinting payment is contingent on the achievement of revenue and EBITDA targets for calendar year 2014.
The earn-out obligations are measured at fair value and are based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The valuation of contingent consideration uses assumptions and estimates to forecast a range of outcomes and probabilities for the contingent consideration. We assess these assumptions and estimates on a quarterly basis as additional data impacting the assumptions is obtained. Any changes in the fair value of contingent consideration related to updated assumptions and estimates will be recognized within the consolidated statements of operations during the period in which the change occurs.
The following table represents the changes in fair value of Level 3 contingent consideration:

	Printdeal earn-out consideration	Pixartprinting earn-out consideration	Total earn-out consideration
Balance at June 30, 2013	$—	$—	$—
Fair value at acquisition date	9,053	4,953	14,006
Fair value adjustment	832	1,360	2,192
Effect of currency translation adjustments	(89)	(37)	(126)
Balance at June 30, 2014	$9,796	$6,276	$16,072

As of June 30, 2014 and 2013, the carrying amounts of cash and cash equivalents, receivables, accounts payable, and other current liabilities approximated their estimated fair values. As of June 30, 2014, the carrying value of our debt was $448,059 and the fair value was $460,098. As of June 30, 2013, we performed an evaluation of the estimated fair value of our debt and determined that the fair value approximated the carrying value of the liability. Our debt is a variable rate debt instrument indexed to LIBOR that resets periodically. The estimated fair value of our debt was determined using available market information based on recent trades or activity of debt instruments with substantially similar risks, terms and maturities, which fall within Level 2 under the fair value hierarchy. The estimated fair value of assets and liabilities disclosed above may not be representative of actual values that could have been or will be realized in the future.
4. Derivative Financial Instruments
Hedges of Interest Rate Risk
We enter into interest rate swap contracts to manage differences in the amount of our known or expected cash payments related to our debt. Our objective in using interest rate derivatives is to add stability to interest expense and to manage our exposure to interest rate movements. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for us making fixed-rate payments over the life of the derivative agreements without exchange of the underlying notional amount.
The effective portion of changes in the fair value of derivatives designated and qualifying as cash flow hedges is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. If a derivative is deemed to be ineffective, the ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the years ended June 30, 2014 and 2013, we did not hold any interest rate derivative instruments that were determined to be ineffective.
Amounts reported in accumulated other comprehensive income (loss) related to interest rate swap contracts will be reclassified to interest expense as interest payments are accrued or made on our variable-rate debt. Assuming these derivative instruments continue to qualify for hedge accounting, as of June 30, 2014, we estimate that $1,031 will be reclassified from accumulated other comprehensive income (loss) to interest income during the twelve months ending June 30, 2015. As of June 30, 2014, we had ten outstanding interest rate swap contracts indexed to one-month LIBOR. These instruments were designated as cash flow hedges of interest rate risk and have varying start dates and maturity dates from July 2014 through January 2017. Since the start date of certain contracts has not yet commenced, the notional amount of our outstanding contracts is in excess of the variable-rate debt being hedged as of the balance sheet date.

Interest rate swap contracts outstanding:	Notional Amounts
Contracts accruing interest as of June 30, 2014	$240,000
Contracts with a future start date	105,000
Total	$345,000
Hedges of Currency Risk
We execute currency forward contracts in order to mitigate our exposure to fluctuations in various currencies against our reporting currency, the U.S. dollar. We use currency derivatives, specifically currency forward contracts, to manage this exposure. During the year ended June 30, 2014, we had both currency forward contract activity for which we elected hedge accounting and activity for which we did not elect hedge accounting. In evaluating our currency hedging program and ability to achieve hedge accounting in light of certain changes in our legal entity cash flows, we considered the benefits of hedge accounting relative to the additional economic cost of trade execution and administrative burden. Based on this analysis, we decided to not seek hedge accounting for our currency forward contracts outstanding as of June 30, 2014, but we may elect to apply hedge accounting in future scenarios. As a result, during the year ended June 30, 2014, we have experienced increased volatility within other income (expense), net in our consolidated statements of operations from unrealized gains and losses on the mark-to-market of outstanding currency forward contracts. We expect this volatility to continue in future periods for contracts for which we do not apply hedge accounting.
The effective portion of changes in the fair value of derivatives designated and qualifying as cash flow hedges is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period in which the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings as a component of other income (expense), net. As of June 30, 2014, we have no outstanding currency forward contracts that qualify for hedge accounting and, as such, there are no current balances to be reclassified into earnings over the next twelve months.
    As of June 30, 2014, we had the following outstanding currency forward contracts that were not designated for hedge accounting and were used to hedge fluctuations in the U.S. Dollar value of forecasted transactions denominated in Canadian Dollar, Danish Krone, The Euro, Great British Pound, Indian Rupee, New Zealand Dollar, Norwegian Krone, Swedish Krona, and Swiss Franc:

Notional Amount	Effective Date	Maturity Date	Number of Instruments	Index
$127,514	December 2013 through June 2014	Various dates through June 2015	215	Various

Financial Instrument Presentation
The table below presents the fair value of our derivative financial instruments as well as their classification on the balance sheet as of June 30, 2014 and 2013:

	June 30, 2014
	Asset Derivatives				Liability Derivatives
Derivatives designated as hedging instruments	Balance Sheet line item	Gross amounts of recognized assets	Gross amount offset in consolidated balance sheet	Net amount	Balance Sheet line item	Gross amounts of recognized liabilities	Gross amount offset in consolidated balance sheet	Net amount
Interest rate swaps	Other non-current assets	$—	$—	$—	Other current liabilities/other liabilities	$(771)	$26	$(745)
Total derivatives designated as hedging instruments		$—	$—	$—		$(771)	$26	$(745)

Derivatives not designated as hedging instruments
Currency forward contracts	Other current assets	$410	$(28)	$382	Other current liabilities	$(1,058)	$252	$(806)
Total derivatives not designated as hedging instruments		$410	$(28)	$382		$(1,058)	$252	$(806)

	June 30, 2013
	Asset Derivatives				Liability Derivatives
Derivatives designated as hedging instruments	Balance Sheet line item	Gross amounts of recognized assets	Gross amount offset in consolidated balance sheet	Net amount	Balance Sheet line item	Gross amounts of recognized liabilities	Gross amount offset in consolidated balance sheet	Net amount
Interest rate swaps	Other non-current assets	$400	$(56)	$344	Other current liabilities/other liabilities	$(81)	$11	$(70)
Currency forward contracts	Other current assets	83	(13)	70	Other current liabilities	(208)	5	(203)
Total derivatives designated as hedging instruments		$483	$(69)	$414		$(289)	$16	$(273)

Derivatives not designated as hedging instruments
Currency forward contracts	Other current assets	$—	$—	$—	Other current liabilities	$—	$—	$—
Total derivatives not designated as hedging instruments		$—	$—	$—		$—	$—	$—

The following table presents the effect of our derivative financial instruments designated as hedging instruments and their classification within comprehensive income for the fiscal years ended June 30, 2014 and 2013:

Derivatives in Hedging Relationships	Amount of Gain (Loss) Recognized in Comprehensive Income on Derivatives (Effective Portion)
	Year Ended June 30,
In thousands	2014	2013
Currency contracts that hedge revenue	(107)	280
Currency contracts that hedge cost of revenue	59	(263)
Currency contracts that hedge technology and development expense	70	80
Currency contracts that hedge general and administrative expense	12	(1)
Interest rate swaps	(1,319)	387
	$(1,285)	$483
The following table presents reclassifications out of accumulated other comprehensive income (loss) for the fiscal years ended June 30, 2014 and 2013:

Details about Accumulated Other Comprehensive Loss Components	Amount Reclassified from Accumulated Other Comprehensive Loss to Net Income Gain/(Loss)		Affected line item in the Statement of Operations
	Year Ended June 30,
In thousands	2014	2013
Currency contracts that hedge revenue	$(120)	$293	Revenue
Currency contracts that hedge cost of revenue	(112)	(92)	Cost of revenue
Currency contracts that hedge technology and development expense	122	27	Technology and development expense
Currency contracts that hedge general and administrative expense	11	1	General and administrative expense
Interest rate swaps	(372)	189	Interest income (expense), net
Total before income tax	(471)	418	Income (loss) before income taxes and loss in equity interests
Income tax	75	(21)	Income tax provision (benefit)
Total	$(396)	$397
The following table presents the adjustment to fair value recorded within the statement of operations for derivative instruments for which we did not elect hedge accounting, as well as the effect of our de-designated derivative financial instruments that no longer qualify as hedging instruments in the period:

Derivatives not classified as hedging instruments	Amount of Gain (Loss) Recognized in Income		Location of Gain (Loss) Recognized in Income (Ineffective Portion)
	Year Ended June 30,
In thousands	2014	2013
Currency contracts	$(7,473)	$29	Other income (expense), net

5. Accumulated Other Comprehensive Income (Loss)
The following table presents a roll forward of amounts recognized in accumulated other comprehensive income (loss) by component, net of tax of $218, for the years ended June 30, 2014 and June 30, 2013:

	Gains (Losses) on Cash Flow Hedges	Gains (losses) on available for sale securities	Losses on pension benefit obligation	Currency translation adjustments	Total
Balance as of June 30, 2012	$—	$—	$—	$(10,732)	$(10,732)
Other comprehensive income (loss) before reclassifications	483	—	—	(910)	(427)
Amounts reclassified from accumulated other comprehensive income (loss) to net income	(397)	—	—	—	(397)
Net current period other comprehensive income (loss)	86	—	—	(910)	(824)
Balance as of June 30, 2013	86	—	—	(11,642)	(11,556)
Other comprehensive income (loss) before reclassifications	(1,285)	9,246	(2,724)	8,036	13,273
Amounts reclassified from accumulated other comprehensive income (loss) to net income	396	—	—	—	396
Net current period other comprehensive income (loss)	(889)	9,246	(2,724)	8,036	13,669
Balance as of June 30, 2014	$(803)	$9,246	$(2,724)	$(3,606)	$2,113

6. Waltham and Lexington Lease Arrangements
In July 2013, we executed a lease agreement to move our Lexington, Massachusetts operations to a yet to be constructed facility in Waltham, Massachusetts. The Waltham lease will commence upon completion of the building, scheduled for the first quarter of fiscal 2016, and will extend eleven years from the commencement date. The cash expected to be paid ratably over the initial eleven-year term of the lease is approximately $119,593 starting in September 2015.
Concurrent with the Waltham lease negotiations, we amended our current Lexington lease, as both leases are held with the same landlord. The amendment to the Lexington lease contained a contingent feature to shorten the current term of the lease to coincide with the rent commencement date of the Waltham lease, and a second contingent feature to adjust the remaining annual rental amounts. Both of the arrangements were contingent upon the lessor obtaining certain building permits for the Waltham lease. If the lessor did not fulfill this obligation, we had the option to cancel the Waltham lease, without penalty, and return to the terms of our original Lexington lease. During the quarter ended March 31, 2014, the lessor obtained all of the requisite building permits for the Waltham building construction.
For accounting purposes, we are deemed to be the owner of the Waltham building during the construction period and, accordingly, as of June 30, 2014 we have recorded $18,117 of construction project costs incurred by the landlord as an asset with a corresponding financing obligation. The asset is included as construction in progress in property, plant and equipment, net. Once the construction is completed, we will evaluate the Waltham lease in order to determine whether or not the lease meets the criteria for "sale-leaseback" treatment.
Although we will not begin making cash lease payments until the lease commencement date, a portion of the lease obligation attributable to the land is treated for accounting purposes as an operating lease that commenced during the second quarter of fiscal 2014. We bifurcate our future lease payments pursuant to the lease into (i) a portion that is allocated to the building and (ii) a portion that is allocated to the land on which the building is being constructed, which will be recorded as rental expense during the construction period. We recognized non-cash rent expense of $875 in our consolidated statement of operations for the land operating lease during the year ended June 30, 2014.

7. Property, Plant and Equipment, Net
Property, plant and equipment, net consists of the following:

		June 30,
	Estimated useful lives	2014	2013
Land improvements	10 years	$2,382	$2,188
Building and building improvements	10 - 30 years	162,775	133,822
Machinery and production equipment	4 - 10 years	229,927	189,061
Machinery and production equipment under capital lease	4 - 10 years	13,513	—
Computer software and equipment	3 - 5 years	112,815	91,766
Furniture, fixtures and office equipment	5 - 7 years	21,780	19,832
Leasehold improvements	Shorter of lease term or expected life of the asset	28,327	15,624
Construction in progress		41,510	34,331
		613,029	486,624
Less accumulated depreciation, inclusive of assets under capital lease		(293,145)	(232,893)
		319,884	253,731
Land		32,337	26,291
Property, plant, and equipment, net		$352,221	$280,022
Depreciation expense, inclusive of assets under capital leases, totaled $54,060, $50,602 and $46,572 for the years ended June 30, 2014, 2013 and 2012, respectively.
8. Business Combinations
Acquisition of Printdeal B.V.
On April 1, 2014, we acquired 100% of the outstanding shares of Printdeal B.V. (formerly People & Print Group B.V.), an online Dutch printing company focused primarily on the Dutch and Belgian markets. At the closing, we paid €20,545 ($28,300 based on the exchange rate as of the date of acquisition) in cash, subject to working capital and other adjustments, and an additional €4,000 ($5,509 based on the exchange rate as of the date of acquisition), is payable in Cimpress shares in January 2016 subject to warranties and claims made by the seller. In addition to the initial purchase consideration, we have agreed to a sliding scale earn-out that is based on calendar year 2015 revenue and EBITDA targets. The earn-out amount is theoretically unlimited and could be significant in relation to the base purchase price. The estimated acquisition date fair value of the earn-out payment of $9,053 was included as a component of the purchase price based on an evaluation of the likelihood of achievement of the contractual conditions and weighted probability assumptions of these outcomes. We utilized proceeds from our credit facility to finance the acquisition. In connection with the acquisition, we incurred transaction costs related to investment banking, legal, financial, and other professional services of approximately $1,160 in the year ended June 30, 2014, which were recorded in general and administrative expenses.
Our consolidated financial statements include the accounts of Printdeal and its subsidiaries from April 1, 2014, the date of acquisition. Printdeal’s revenue included in our consolidated revenues for the year ended June 30, 2014 was $16,381. Printdeal's net income included in our consolidated net income attributable to Cimpress N.V. for the year ended June 30, 2014 was $833, inclusive of amortization of identifiable intangible assets.
The table below details the consideration transferred to acquire Printdeal:

Cash paid	$28,300
Deferred consideration payable in Cimpress N.V. shares	5,509
Fair value of contingent consideration	9,053
Total consideration	$42,862

The excess of the purchase price paid over the fair value of Printdeal’s net assets was recorded as goodwill, which is primarily attributable to cost synergies expected from manufacturing efficiency opportunities and the value of the workforce of Printdeal. Goodwill is not expected to be deductible for tax purposes, and has been attributed to our All Other Business Units segment. The fair value of the assets acquired and liabilities assumed was:

		Weighted Average
	Amount	Useful Life in Years
Tangible assets acquired and liabilities assumed:
Cash and cash equivalents	$1,126	n/a
Other current assets	4,103	n/a
Non-current assets	5,382	n/a
Accounts payable and other current liabilities	(5,325)	n/a
Deferred tax liability	(6,436)	n/a
Other long-term liabilities	(561)	n/a
Identifiable intangible assets:
Customer relationships	14,050	8
Trade name	6,061	8
Developed technology	3,857	3
Goodwill	20,605	n/a
Total purchase price	$42,862
Acquisition of Pixartprinting S.p.A.
On April 3, 2014, we acquired 97% of the outstanding corporate capital of Pixartprinting S.p.A., a joint stock corporation incorporated under the laws of Italy, as follows;

•	We acquired all of the Pixartprinting corporate capital held by Alcedo III, a close-ended investment fund, representing 72.75% of Pixartprinting’s outstanding corporate capital.

•
We acquired a portion of the Pixartprinting corporate capital held by Cap2 S.r.l., a company controlled by Pixartprinting’s founder, representing 21.25% of Pixartprinting’s outstanding corporate capital, and Cap2 retained 3% of Pixartprinting’s outstanding corporate capital (the “Cap2 Retained Equity”).

•
We acquired all of the Pixartprinting corporate capital held by Alessandro Tenderini, Pixartprinting’s Chief Executive Officer, at closing representing 3% of Pixartprinting’s outstanding corporate capital. Mr. Tenderini has the right to purchase 1% of the corporate capital of Pixartprinting from Cimpress (the “CEO Retained Equity”) for an aggregate purchase price of €10 during the 10 business days after April 3, 2015, so long as Mr. Tenderini remains a Vistaprint Italy employee on that date, with possible accelerated vesting or forfeiture under certain circumstances.

Cimpress agreed to pay an aggregate base purchase price of €127,850 ($175,896 based on the exchange rate as of the date of acquisition) in cash, subject to working capital and other adjustments, and a sliding-scale earn-out of up to €9,600 ($13,208 based on the exchange rate as of the date of acquisition) in cash on or after December 31, 2014 based upon the acquired business achieving certain revenue and EBITDA targets for calendar year 2014. The estimated fair value of the earn-out payment of $4,953 was included as a component of the purchase price based on an evaluation of the likelihood of achievement of the contractual conditions and weighted probability assumptions of these outcomes. We utilized proceeds from our credit facility to finance the acquisition. In connection with the acquisition, we incurred transaction costs related to investment banking, legal, financial, and other professional services of approximately $3,370 in the year ended June 30, 2014, which were recorded in general and administrative expenses.
Our consolidated financial statements include the accounts of Pixartprinting from April 3, 2014, the date of acquisition. Pixartprinting’s revenue included in our consolidated revenues for the year ended June 30, 2014 was $27,208. Pixartprinting's net income included in our consolidated net income attributable to Cimpress N.V. for the year ended June 30, 2014 was $2,687, inclusive of amortization of identifiable intangible assets.

Noncontrolling Interest
We entered into a Put and Call Option Agreement with Cap2, with respect to the Cap2 Retained Equity. Pursuant to the Put and Call Option Agreement, Cap2 has the right to sell to us all (but not less than all) of the Cap2 Retained Equity at the end of Pixartprinting’s fiscal years ending June 30, 2015, 2016 and 2017 for a purchase price based on Pixartprinting’s EBITDA and net financial position (as reflected in its annual financial statements) for the fiscal year as to which the put option is exercised. We have the right to buy from Cap2 all (but not less than all) of the Cap2 Retained Equity at the end of Pixartprinting’s fiscal years ending June 30, 2017 and 2018 for a purchase price based on Pixartprinting’s EBITDA and net financial position (as reflected in its annual financial statements) for the fiscal year as to which the call option is exercised. The parties’ put and call rights are also triggered by certain other events and are exercisable during 30-day periods following the determination of the option purchase price for the relevant fiscal year. Due to the presence of the put arrangement, the noncontrolling interest is presented as temporary equity in our consolidated balance sheet. Upon acquisition, we recognized the noncontrolling interest at fair value of $5,728 and will adjust the balance for the pro rata impact of the Pixartprinting earnings or loss, as well as adjustments to increase the balance to the redemption value, if necessary.
CEO Retained Equity
We entered into a Put and Call Option Agreement with Mr. Tenderini with respect to the CEO Retained Equity which will take effect if Mr. Tenderini exercises the purchase right described above. Because this purchase right is contingent upon Mr. Tenderini's post-acquisition employment, it is not included as part of the consideration but will be recognized as share-based compensation over the vesting period. The award is considered a liability award and will be marked to fair value each reporting period. In order to estimate the fair value of the award as of June 30, 2014, we utilized a lattice model with a Monte Carlo simulation. The total fair value of the award is $1,825 and we have recognized $439 in general and administrative expense as of June 30, 2014. Assuming Mr. Tenderini exercises this purchase right, then pursuant to the Put and Call Option Agreement, Mr. Tenderini has the right to sell to us all (but not less than all) of the CEO Retained Equity at the end of Pixartprinting’s fiscal years ending June 30, 2015, 2016 and 2017 for a purchase price based on Pixartprinting’s EBITDA and net financial position (as reflected in its annual financial statements) for the fiscal year as to which the put option is exercised. We have the right to buy from Mr. Tenderini all (but not less than all) of the CEO Retained Equity at the end of Pixartprinting’s fiscal years ending June 30, 2017 and 2018 for a purchase price based on Pixartprinting’s EBITDA and net financial position (as reflected in its annual financial statements) for the fiscal year as to which the call option is exercised. The parties’ put and call rights are also triggered by certain other events and are exercisable during 30-day periods following the determination of the option purchase price for the relevant fiscal year.
The table below details the consideration transferred to acquire Pixartprinting:

Cash paid	$175,896
Shareholder loans assumed	20,227
Fair value of contingent consideration	4,953
Total consideration	$201,076

The excess of the purchase price paid over the fair value of Pixartprinting’s net assets was recorded as goodwill, which is primarily attributable to expected synergies and the value of the workforce of Pixartprinting. Goodwill is not expected to be deductible for tax purposes, and has been attributed to our All Other Business Units segment. The fair value of the assets acquired and liabilities assumed was:

		Weighted Average
	Amount	Useful Life in Years
Tangible assets acquired and liabilities assumed:
Cash and cash equivalents	$6,913	n/a
Other current assets	5,601	n/a
Non-current assets	20,582	n/a
Accounts payable and other current liabilities	(17,681)	n/a
Deferred tax liability	(20,640)	n/a
Other long-term liabilities	(9,943)	n/a
Identifiable intangible assets:
Customer relationships	42,375	6
Trade name	16,372	10
Developed technology	8,943	3
Noncontrolling interest	(5,728)
Goodwill	154,282	n/a
Total purchase price	$201,076
Pixartprinting Pro Forma Financial Information
Pixartprinting has been included in our consolidated financial statements starting on its acquisition date. The following unaudited pro forma financial information presents our results as if the Pixartprinting acquisition had occurred on July 1, 2012. These amounts have been calculated after applying our accounting policies and adjusting the results of Pixartprinting for US GAAP and fair value adjustments. The unaudited pro forma results are not necessarily indicative of what actually would have occurred had the acquisition been in effect for the periods presented:

	For the Year Ended
	June 30, 2014	June 30, 2013
Pro forma revenue	$1,383,921	$1,231,160
Pro forma income from operations	$96,615	$45,715
Acquisition of Albumprinter Holding B.V.
On October 31, 2011, we acquired 100% of the outstanding shares of Albumprinter Holding B.V., a provider of photo books and other photo products to consumers in Europe. At closing, we paid €60,000 ($85,019 based on the exchange rate as of the date of acquisition) in cash for Albumprinter’s shares, which we funded using cash on hand and borrowings under our credit facility, and we agreed to pay up to an additional €5,000 ($7,085 based on the exchange rate as of the date of acquisition) in cash on or after December 31, 2012 based upon the acquired business achieving revenue and earnings targets for calendar year 2012. The estimated fair value of the earn-out payment of $583 was included as a component of the purchase price based on an evaluation of the likelihood of achievement of the contractual conditions and weighted probability assumptions of these outcomes. The contractual conditions of the earn-out payment were ultimately not achieved, so we did not pay any earn-out amount. As such, the change in estimate was recorded as a benefit in our consolidated statement of operations during the year ended June 30, 2013.
The excess of the purchase price paid over the fair value of Albumprinter’s net assets was recorded as goodwill, which is primarily attributable to revenue synergies expected from cross-selling opportunities and the value of the workforce of Albumprinter. Of the total purchase price, $47,391 was allocated to goodwill, $41,801 to identifiable intangible assets and $8,075 to net assumed liabilities, inclusive of $7,423 of deferred tax liabilities. Goodwill is not deductible for tax purposes, and has been attributed to our All Other Business Units segment.

Acquisition of Webs, Inc.
On December 28, 2011, we acquired 100% of the outstanding shares of Webs, Inc., a provider of do-it-yourself websites, Facebook pages and mobile presence solutions for small businesses. At closing we paid $101,258 in cash and issued 506,343 of our ordinary shares pursuant to RSAs that were contingent upon continued employment of the founding shareholders. The purchase price was funded using cash on hand and borrowings under our credit facility.
The RSAs were granted to the founding shareholders of Webs and vested 50% on December 28, 2012 and 50% on December 28, 2013, subject to continued employment on each vesting date with possible accelerated vesting or forfeiture under certain circumstances. The fair value of the RSAs of $15,843 was determined based on our share price on the date of acquisition and was recognized as share-based compensation expense, net of estimated forfeitures, over the two year vesting period. The RSAs were not included as part of the consideration transferred for purposes of the purchase price allocation.
The excess of the purchase price paid over the fair value of Webs’ net assets was recorded as goodwill, which is primarily attributable to revenue synergies expected from cross-selling opportunities and the value of the workforce of Webs. Of the total purchase price, $93,498 was allocated to goodwill, $9,075 to identifiable intangible assets and $1,315 to net liabilities assumed. Goodwill is not deductible for tax purposes, and has been attributed to our Vistaprint Business Unit segment.
Identifiable Intangible Assets
We used the income approach to value the trade names, customer relationships and customer network and a replacement cost approach to value developed technology. The income approach calculates fair value by discounting the forecasted after-tax cash flows back to a present value using an appropriate discount rate. The baseline data for this analysis was the cash flow estimates used to price the transaction.
In estimating the useful life of the acquired assets, we reviewed the expected use of the assets acquired, factors that may limit the useful life of an acquired asset or may enable the extension of the useful life of an acquired asset without substantial cost, the effects of obsolescence, demand, competition and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset. We amortize acquired intangible assets over their economic useful lives using either a method that is based on estimated future cash flows or a straight-line basis over the periods benefited.
9. Goodwill and Acquired Intangible Assets
Goodwill
    The carrying amount of goodwill by segment as of June 30, 2013 and June 30, 2014 is as follows:

	Vistaprint Business Unit	All Other Business Units	Total
Balance as of June 30, 2012 (1)	$134,805	$5,624	$140,429
Adjustments	(679)	—	(679)
Effect of currency translation adjustments (2)	996	147	1,143
Balance as of June 30, 2013	135,122	5,771	140,893
Acquisitions	—	174,887	174,887
Effect of currency translation adjustments (2)	2,885	(1,478)	1,407
Balance as of June 30, 2014	$138,007	$179,180	$317,187
_________________
(1) Our segment reporting has been revised as of July 1, 2014 and, as such, we have re-allocated our goodwill by segment for the historical periods presented. See Note 17 for additional details.
(2) Relates to goodwill held by subsidiaries whose functional currency is not the U.S. Dollar.

Acquired Intangible Assets

	June 30, 2014			June 30, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade Name	$32,092	$(4,495)	$27,597	$9,407	$(2,393)	$7,014
Developed Technology	27,205	(13,404)	13,801	14,103	(8,267)	5,836
Customer Relationships	77,774	(12,164)	65,610	20,816	(6,938)	13,878
Customer Network	4,876	(1,670)	3,206	4,600	(991)	3,609
Total Intangible Assets	$141,947	$(31,733)	$110,214	$48,926	$(18,589)	$30,337
Acquired intangible assets amortization expense for the years ended June 30, 2014, 2013 and 2012 was $12,723, $10,778, and $6,172, respectively. Estimated intangible assets amortization expense for each of the five succeeding fiscal years is as follows:

2015	$20,342
2016	18,089
2017	16,219
2018	13,046
2019	9,216
$76,912
10. Accrued Expenses
Accrued expenses included the following:

	June 30, 2014	June 30, 2013
Compensation costs	$46,375	$43,879
Income and indirect taxes (1)	23,190	12,463
Advertising costs	19,299	24,824
Shipping costs	4,104	4,632
Purchases of property, plant and equipment	3,687	1,582
Professional costs	2,224	2,470
Other (2)	22,298	13,488
Total accrued expenses	$121,177	$103,338
_____________________
(1) The increase in income and indirect taxes is due to a lag in the timing of certain VAT payments.
(2) The increase is primarily due to the Pixartprinting earn-out liability of $6,276 as of June 30, 2014.
11. Debt

	June 30, 2014	June 30, 2013
Current portion of long-term debt	$16,375	$8,750
Short-term uncommitted credit facility	21,200	—
Total short-term debt	37,575	8,750
Long-term debt	410,484	230,000
Total debt outstanding	$448,059	$238,750

JP Morgan Credit Facility
On January 17, 2014, we entered into an amendment to our credit agreement resulting in an increase to aggregate loan commitments under the credit agreement to a total of $800,000 by adding new lenders and increasing the commitments of several existing lenders. The new loan commitments include revolving loans of $640,000 and term loans of $160,000. The amendment did not result in any material changes to our debt covenants. As of June 30, 2014, we have a committed credit facility $793,859 as follows:

•	Revolving loans of $640,000 with a maturity date of February 8, 2018;

•	Term loan of $153,859 amortizing over the loan period, with a final maturity date of February 8, 2018.
Under the terms of our credit agreement, borrowings bear interest at a variable rate of interest based on LIBOR plus 1.50% to 2.00% depending on our leverage ratio, which is the ratio of our consolidated total indebtedness to our consolidated earnings before interest, taxes, depreciation and amortization (EBITDA), as defined by the credit agreement. As of June 30, 2014, the weighted-average interest rate on outstanding borrowings was 2.06%, inclusive of interest rate swap rates. We must also pay a commitment fee on unused balances of 0.225% to 0.350% depending on our leverage ratio. We have pledged the assets and/or share capital of several of our subsidiaries as collateral for our outstanding debt as of June 30, 2014.
Our credit agreement contains financial and other covenants, including but not limited to limitations on (1) our incurrence of additional indebtedness and liens, (2) the consummation of certain fundamental organizational changes or intercompany activities, for example acquisitions, (3) investments and restricted payments including the amount of purchases of our ordinary shares or payments of dividends, and (4) the amount of consolidated capital expenditures that we may make in each of our fiscal years through June 30, 2018. The credit agreement also contains financial covenants calculated on a trailing twelve month, or TTM, basis that:

•
our consolidated leverage ratio, which is the ratio of our consolidated indebtedness (*) to our TTM consolidated EBITDA (*), will not exceed 3.25 during the period from March 31, 2014 through December 31, 2014; and 3.0 after March 31, 2015; and

•	our interest coverage ratio, which is the ratio of our consolidated EBITDA to our consolidated interest expense, will be at least 3.0.
(*) The definitions of EBITDA and consolidated indebtedness are maintained in our credit agreement included as an exhibit to our Form 8-K filed on February 13, 2013 as amended by amendment no. 1 to the credit agreement included as an exhibit to our form 8-K filed on January 22, 2014.
Our credit agreement also contains customary representations, warranties and events of default. As of the date of this filing, we were in compliance with all financial and other covenants under the credit agreement.
Additional line of credit
On March 28, 2014 we entered into an agreement for an uncommitted line of credit with Santander Bank, N.A. Under the terms of the agreement we may borrow up to $50,000 at any time, with a maturity date of up to 90 days from the loan origination date. Under the terms of our uncommitted line of credit, borrowings bear interest at a variable rate of interest based on LIBOR plus 1.10%. The LIBOR rate is determined on the date of borrowing and is based on the length of the specific loan. As of June 30, 2014 the weighted-average interest rate on outstanding borrowings of $21,200 was 1.22%.
12. Shareholders’ Equity
Share purchases
On May 5, 2014, we announced that our Supervisory Board authorized the purchase of up to 6,500,000 of our ordinary shares, of which 5,532,126 shares remain available for purchase under this program as of June 30, 2014. During the years ended June 30, 2014 and 2013, we purchased 1,044,136 and 1,850,746 of our ordinary shares for a cost of $42,016 and $64,351, respectively.

Share-based awards
The 2011 Equity Incentive Plan (the “2011 Plan”) became effective upon shareholder approval on June 30, 2011 and allows us to grant share options, share appreciation rights, restricted shares, restricted share units and other awards based on our ordinary shares to our employees, officers, non-employee supervisory board directors, consultants and advisors. Among other terms, the 2011 Plan requires that the exercise price of any share option or share appreciation right granted under the 2011 Plan be at least 100% of the fair market value of the ordinary shares on the date of grant; limits the term of any share option or share appreciation right to a maximum period of 10 years; provides that shares underlying outstanding awards under the Amended and Restated 2005 Equity Incentive Plan that are canceled, forfeited, expired or otherwise terminated without having been issued in full will become available for the grant of new awards under the 2011 Plan; and prohibits the repricing of any share options or share appreciation rights without shareholder approval. In addition, the 2011 Plan provides that the number of ordinary shares available for issuance under the plan will be reduced by (i) 1.56 ordinary shares for each share subject to a restricted share or other share-based award with a per share or per unit purchase price lower than 100% of the fair market value of the ordinary shares on the date of grant and (ii) one ordinary share for each share subject to any other award under the 2011 Plan.
Our 2005 Non-Employee Directors’ Share Option Plan provides for non-employee directors to receive share option grants upon initial appointment as a director and annually thereafter in connection with our annual general meeting of shareholders if they are continuing to serve as a director at such time.
We also have two additional plans with options and RSUs outstanding from which we will not grant any additional awards. An aggregate of 2,752,919 ordinary shares are available for future awards under all of our share-based award plans as of June 30, 2014. A combination of new shares and treasury shares has historically been used in fulfillment of option exercises and issuance of shares upon RSU award vesting.
Share options
We grant options to purchase ordinary shares at prices that are at least equal to the fair market value of the shares on the date the option is granted and have a contractual term of approximately eight to ten years. Options generally vest quarterly over 3 years for non-employee directors and 25% after one year and quarterly for 12 quarters thereafter for employees.
The fair value of each option award subject only to service period vesting is estimated on the date of grant using the Black-Scholes option pricing model and is recognized as expense on a straight-line basis over the requisite service period, net of estimated forfeitures based on historical experience. Use of a valuation model requires management to make certain assumptions with respect to inputs. The expected volatility assumption is based upon historical volatility of our share price. The expected term assumption is based on the contractual and vesting term of the option and historical experience. The risk-free interest rate is based on the U.S. Treasury yield curve with a maturity equal to the expected life assumed at the grant date. We value share options with a market condition using a lattice model with compensation expense recorded on an accelerated basis over the requisite service period.
Weighted-average values used for option grants in fiscal 2014, 2013 and 2012 were as follows:

	Year Ended June 30,
	2014	2013	2012
Risk-free interest rate	1.56%	0.81%	1.04%
Expected dividend yield	—%	—%	—%
Expected term (years)	5.75	6.00	6.00
Expected volatility	56%	58%	58%
Weighted average fair value of options granted	$28.14	$17.23	$17.78

A summary of our share option activity and related information for the year ended June 30, 2014 is as follows:

	Shares Pursuant to Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at the beginning of the period	4,379,207	$36.46	5.1
Granted	12,432	54.08
Exercised	(368,339)	13.71
Forfeited/cancelled	(63,947)	49.15
Outstanding at the end of the period	3,959,353	$38.43	4.4	$29,370
Vested or expected to vest at the end of the period	3,794,867	$37.93	4.3	$29,367
Exercisable at the end of the period	2,330,773	$30.40	3.3	$29,279
The intrinsic value in the table above represents the total pre-tax amount, net of exercise price, which would have been received if all option holders exercised in-the-money options on June 30, 2014. The total intrinsic value of options exercised during the fiscal years ended June 30, 2014, 2013 and 2012 was $14,860, $6,648, and $1,900, respectively.
Restricted share units

The fair value of RSU grants is equal to the fair market value of our ordinary shares on the date of grant and is recognized as expense on a straight-line basis over the requisite service period, net of estimated forfeitures based on historical experience. RSUs generally vest quarterly for two to three years for non-employee supervisory board directors and 25% after one year and quarterly for 12 quarters thereafter for employees. For awards with a performance condition, we recognize compensation cost on an accelerated basis over the requisite service period when achievement of the performance condition is deemed probable. As of June 30, 2014, we had 225,000 RSUs outstanding that vest based on the achievement of various performance targets through fiscal 2022. The performance criteria for 180,000 of these RSUs are currently deemed not probable of achievement. Future changes in our probability conclusions could result in volatility of our share-based compensation expense as the awards have a maximum compensation of $7,169.
A summary of our unvested RSU activity and related information for the fiscal year ended June 30, 2014 is as follows:

	RSUs	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value
Unvested at the beginning of the period	1,107,495	$39.49
Granted	286,006	48.06
Vested and distributed	(401,363)	40.19
Forfeited	(155,007)	39.41
Unvested at the end of the period	837,131	$42.10	$33,870
The weighted average fair value of RSUs granted during the fiscal years ended June 30, 2014, 2013 and 2012 was $48.06, $39.72 and $36.53, respectively. The total intrinsic value of RSUs vested during the fiscal years ended June 30, 2014, 2013 and 2012 was $20,629, $12,397 and $14,047, respectively.
Restricted share awards
In conjunction with the December 2011 acquisition of Webs, we granted RSAs to the founding shareholders of Webs that vested 50% on December 28, 2012 and 50% on December 28, 2013, subject to continued employment on each vesting date with possible accelerated vesting or forfeiture under certain circumstances. The fair value of the RSAs of $15,843 was determined based on our share price on the date of acquisition and was recognized as share-based compensation expense over the two year vesting period.

A summary of our RSA activity and related information for the fiscal year ended June 30, 2014 is as follows:

	RSAs	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value
Unvested at the beginning of the period	253,171	$31.29
Granted	—	—
Vested and distributed	(253,171)	31.29
Forfeited	—	—
Unvested at the end of the period	—	$—	$—
Share-based compensation
Total share-based compensation costs were $27,786, $32,928 and $25,413 for the years ended June 30, 2014, 2013 and 2012, respectively. See footnote 8 for information related to a liability based award issued in conjunction with our acquisition of Pixartprinting. Share-based compensation costs capitalized as part of software and website development costs were $254, $130 and $101 for the years ended June 30, 2014, 2013 and 2012, respectively.
As of June 30, 2014, there was $40,443 of total unrecognized compensation cost related to non-vested, share-based compensation arrangements, net of estimated forfeitures. This cost is expected to be recognized over a weighted average period of 2.7 years.
13. Employees’ Savings Plans
Defined contribution plans
We maintain certain government mandated and defined contribution plans throughout the world. The most significant is our defined contribution retirement plan in the U.S. (the “Plan”) that complies with Section 401(k) of the Internal Revenue Code. Substantially all employees in the U.S. are eligible to participate in the Plan. Under the provisions of the Plan, employees may voluntarily contribute up to 80% of eligible compensation, subject to IRS limitations. We match 50% of each participant’s voluntary contributions, subject to a maximum company contribution of 3% of the participant’s eligible compensation. Employee contributions are fully vested when contributed. Company matching contributions vest over 4 years.
We expensed $8,178, $7,158 and $5,301 for our government mandated and defined contribution plans in the years ended June 30, 2014, 2013 and 2012, respectively. Our expenses from these plans have increased during the year ended June 30, 2014 due to increased headcount, as well as the full year impact of our business acquisitions during the prior period.
Defined benefit plan
We currently have one defined benefit plan that covers substantially all of our employees in Switzerland. Our Swiss plan is a government-mandated retirement fund with benefits generally earned based on years of service and compensation during active employment; however, the level of benefits varies within the Plan. Eligibility is determined in accordance with local statutory requirements. Under this plan, both we and certain of our employees with annual earnings in excess of government determined amounts are required to make contributions into a fund managed by an independent investment fiduciary. Employer contributions must be in an amount at least equal to the employee’s contribution. Minimum employee contributions are based on the respective employee’s age, salary, and gender. As of June 30, 2014, the plan had an unfunded net pension obligation of approximately $3,338 and plan assets which totaled approximately $11,602. For the years ended June 30, 2014, 2013 and 2012 we recognized expense totaling $1,921, $1,417, and $1,030, respectively, related to our Swiss plan.
14. Income Taxes
The following is a summary of our income before taxes by geography:

	Year Ended June 30,
	2014	2013	2012
U.S.	$14,382	$8,730	$10,851
Non-U.S.	42,228	32,002	44,994
Total	$56,610	$40,732	$55,845
The components of the provision (benefit) for income taxes are as follows:

	Year Ended June 30,
	2014	2013	2012
Current:
U.S. Federal	$10,742	$7,120	$9,053
U.S. State	3,576	1,458	2,525
Non-U.S.	8,273	3,477	4,559
Total current	22,591	12,055	16,137
Deferred:
U.S. Federal	(3,754)	(274)	(2,151)
U.S. State	(897)	(163)	(625)
Non-U.S.	(7,350)	(2,231)	(1,510)
Total deferred	(12,001)	(2,668)	(4,286)
Total	$10,590	$9,387	$11,851

The following is a reconciliation of the standard U.S. statutory tax rate and our effective tax rate:

	Year Ended June 30,
	2014	2013	2012
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State taxes, net of federal effect	3.1	2.1	2.2
Tax rate differential on non-U.S. earnings	(19.3)	(23.8)	(21.3)
Compensation related items	4.3	6.5	6.1
Increase in valuation allowance	4.8	5.0	1.6
Tax benefit from Canadian tax currency election	—	(4.7)	—
Net tax (benefit) expense on IP transfer	(16.1)	3.7	1.6
Nondeductible loss on investment in Namex	3.8	—	—
Other	3.1	(0.8)	(4.0)
Effective income tax rate	18.7%	23.0%	21.2%

Significant components of our deferred income tax assets and liabilities consist of the following at June 30, 2014 and 2013:

	Year Ended June 30,
	2014	2013
Deferred tax assets:
Net operating loss carryforwards	$15,066	$6,905
Depreciation and amortization	373	485
Accrued expenses	5,112	2,587
Share-based compensation	14,712	11,897
Credit and other carryforwards	146	638
Other	1,369	—
Subtotal	36,778	22,512
Valuation allowance	(6,890)	(4,032)
Total deferred tax assets	29,888	18,480
Deferred tax liabilities:
Depreciation and amortization	(35,639)	(10,965)
IP installment obligation	(16,557)	(19,750)
Other	(1,237)	(248)
Total deferred tax liabilities	(53,433)	(30,963)
Net deferred tax liabilities	$(23,545)	$(12,483)
The current portion of the net deferred taxes at June 30, 2014 and 2013 consisted of an asset of $717 and $648, respectively, included in prepaid expenses and other current assets and a liability of $2,178 and $1,466, respectively, which is included in current liabilities in the accompanying consolidated balance sheet.
    In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. No valuation allowance has been recorded against the $14,712 deferred tax asset associated with share-based compensation charges at June 30, 2014. However, in the future, if the underlying awards expire, are released or exercised with an intrinsic value less than the fair value of the awards on the date of grant, some or all of the benefit may not be realizable. The increase in the valuation allowance from the prior year relates to losses incurred in certain jurisdictions for which management has determined that it is more likely than not that these losses will not be utilized in the foreseeable future. Based on the weight of available evidence at June 30, 2014, management believes that it is more likely than not that all other net deferred tax assets will be realized in the foreseeable future. We will continue to assess the realization of the deferred tax assets based on operating results.
The deferred tax liabilities increased significantly in 2014 as a result of intangible assets from the recently acquired companies, Pixartprinting and Printdeal. The deferred tax liabilities increased by $20,640 and $6,436 from Pixartprinting and Printdeal, respectively.
As of June 30, 2014, we had gross U.S. federal and state net operating losses of approximately $1,010 that expire on various dates up to and through the year 2034. We had gross non-U.S. net operating loss and other carryforwards of approximately $94,492, a significant amount of which expire in 2021, with the remaining amounts expiring on various dates up to and through 2031. The benefits of these carryforwards are dependent upon the generation of taxable income in the jurisdictions where they arose.
On October 1, 2013, we made changes to our corporate entity operating structure, including transferring our intellectual property among certain of our subsidiaries, primarily to align our corporate entities with our evolving operations and business model. The transfer of assets occurred between wholly owned legal entities within the Cimpress group that are based in different tax jurisdictions. The impact of the transfer is recognized for income tax purposes only and not in our consolidated financial statements. As the impact of the transfer was the result of an intra-entity transaction, any resulting gain or loss and immediate tax impact on the transfer is eliminated and not recognized in the consolidated financial statements under U.S. GAAP. The transferor entity recognized a gain on the transfer of assets that was not subject to income tax in its local jurisdiction. However, the recipient entity will receive a tax benefit associated with the future amortization of the fair market value of the intellectual property received, which for tax purposes will occur over a period of five years in accordance with the applicable tax laws.
On January 2, 2012, one of our subsidiaries purchased Webs' global sales and distribution rights, customer lists, marketing intangibles, web-based technologies, software tools, and related technical data and know-how (collectively “Webs Intellectual Property”) in order to align the Webs business with our global operations. The transfer of assets occurred between two wholly owned legal entities within the Cimpress group that are based in different tax jurisdictions, creating a taxable gain reportable in the transferor entity's jurisdiction. The gain is recognized for income tax purposes only and not in our consolidated financial statements. As the gain was the result of an intra-entity transaction in accordance with U.S. GAAP, any gain or loss and immediate tax impact is eliminated and not recognized in the consolidated financial statements. We recognize tax expense specifically associated with an intra-entity transfer of intangible property over a period equal to the expected economic lives of the underlying assets transferred. In the transfer of Webs' Intellectual Property, the weighted average amortization period of 13 years was determined based on the estimated economic lives of the intellectual property transferred.

We elected to fund the transfer of Webs Intellectual Property using an installment obligation payable over a 7.5 year period. The decision to structure the transaction with an installment obligation was driven by financing and cash flow considerations, and the terms of the installment obligation were determined on an appropriate arm's-length basis. In compliance with local tax laws in the applicable jurisdictions, the tax liability associated with this transfer qualified for installment treatment and, thus, the cash tax liability will be payable over the term of the underlying installment obligation. Accordingly, the Company recorded a deferred tax liability for the entire tax liability owed but not yet paid as of the date of the transaction with a corresponding asset in “Other Assets” to reflect the deferred tax charge to be recognized over the expected remaining lives of the underlying assets as described above.
As of June 30, 2014, undistributed earnings of our subsidiaries of $112,542 are considered to be indefinitely reinvested. If, in the future, we decide to repatriate undistributed earnings from certain of these subsidiaries in the form of dividends or otherwise, we could be subject to withholding taxes payable at that time. Determination of the amount of withholding taxes that would be payable is not practicable due to the complexities associated with this hypothetical calculation.
A reconciliation of the gross beginning and ending amount of unrecognized tax benefits is as follows:

Balance at June 30, 2012	$6,320
Additions based on tax positions related to the current tax year	250
Reductions based on tax positions related to prior tax years	(234)
Reductions due to audit settlements	(654)
Balance at June 30, 2013	$5,682
Additions based on tax positions related to the current tax year	152
Additions based on tax positions related to prior tax years	1,244
Reductions due to lapse of statute of limitations	(334)
Balance at June 30, 2014	$6,744
For the years ended June 30, 2014 and 2013, the amount of unrecognized tax benefits (exclusive of interest) that, if recognized, would impact the effective tax rate is $3,061 and $2,157, respectively. We recognize interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. The accrued interest and penalties recognized as of June 30, 2014 and 2013 were $298 and $241, respectively.
It is reasonably possible that a further change in unrecognized tax benefits may occur within the next twelve months related to the settlement of one or more audits or the lapse of applicable statutes of limitations. However, an estimated range of the impact on the unrecognized tax benefits cannot be quantified at this time. We believe we have appropriately provided for all tax uncertainties.
We conduct business in a number of tax jurisdictions and, as such, are required to file income tax returns in multiple jurisdictions globally. The years 2007 through 2013 remain open for examination by the United States Internal Revenue Service (“IRS”) and the years 2006 through 2013 remain open for examination in the various states and non-US tax jurisdictions in which we file tax returns.

One of our subsidiaries, Vistaprint Limited (domiciled in Bermuda), is currently under income tax audit by the IRS. In August 2012, we received a Revenue Agent's Report (“RAR”) from the IRS proposing tax assessments for the 2007 to 2009 tax years. The issue in dispute is the imposition of U.S. federal income tax based on the IRS' assertion that Vistaprint Limited had income effectively connected with a U.S. Trade or Business. In September 2012, we filed a protest stating our formal disagreement with the facts and technical conclusions presented in the RAR and requesting the case be heard by the IRS Office of Appeals. We are currently in discussions with the Office of Appeals and we anticipate resolution of this matter could happen sometime in fiscal year 2015.
One of our subsidiaries, Vistaprint USA, Incorporated, has received Notices of Assessment from the Massachusetts Department of Revenue ("DOR") related to the tax years 2006-2008 and 2010-2011. The Notices contain adjustments to taxable income for these years. The issue in dispute is whether the DOR has the right to impute royalty income to Vistaprint USA in the years at issue associated with the use of certain intangible property by Vistaprint Limited, even though that intangible property was transferred for a lump-sum payment to Vistaprint Limited in an earlier year that is closed to adjustment by virtue of the governing statute of limitations. The 2006-2008 years were recently under review by the DOR Office of Appeals. In July, we received a Letter of Determination from the Office of Appeals rejecting our Application for Abatement and upholding the DOR’s original assessments. We are currently in the process of preparing a petition to have our case heard by the Massachusetts Appellate Tax Board. The 2010-2011 years are currently still in Appeals. However, we expect these years to follow a similar path to the 2006-2008 years. We continue to believe that the DOR’s position has no merit, and we intend to contest these assessments to the fullest extent possible.
In October 2013, Vistaprint USA, Incorporated and the IRS signed an RAR which effectively concluded the audit for the tax year 2011. We have included the impact of all RAR adjustments in our financial statements, accordingly, which did not have a material impact to our net income. The audit of the income tax return for the tax year 2012 continues to progress in the field examination stage.
One of our Canadian subsidiaries, Vistaprint North American Services Corp., was previously under income tax examination by the Canada Revenue Agency ("CRA") for the 2006 tax year. In October 2013, the Company had a formal hearing before the Appeals Division of the CRA. We were subsequently notified that the case has been concluded and the audit assessments have been overturned resulting in no additional tax owed. There are no adjustments to our income tax reserves required as a result of this finding.
    We believe that our income tax reserves associated with these matters are adequate as the positions reported on our tax returns will be sustained on their technical merits. However, final resolution is uncertain and there is a possibility that the final resolution could have a material impact on our financial condition, results of operations or cash flows.
15. Investment in Equity Interests
In the fourth quarter of fiscal 2014, we disposed of our investment in Namex Limited and its related companies, as discussions with management identified different visions in the execution of the long-term strategic direction of the business. We sold all of our Namex shares to Namex's majority shareholder and recognized a loss of $12,681, in other income (expense), net in our consolidated statement of operations.
Prior to the sale, we had a 45% investment that was accounted for using the equity method, as the investment was considered a variable interest entity and we were not the primary beneficiary. We recorded in net income a proportionate share of the earnings or losses of Namex, as well as related amortization, with a corresponding increase or decrease in the carrying value of the investment. For the years ended June 30, 2014 and 2013, in addition to the loss recognized on our sale, we recorded losses of $2,704 and $1,910, respectively, attributable to Namex in our consolidated statement of operations.
16. Noncontrolling Interest
We have certain investments in which we enter into strategic business arrangements with third parties and we have controlling interest. The balance sheet and operating activity of these entities are included in our consolidated financial statements for the period ended June 30, 2014. We adjust the net income in our consolidated statement of operations to exclude the noncontrolling interests proportionate share of results. We present the proportionate share of equity attributable to the noncontrolling interests as temporary equity within our consolidated balance sheet.

On April 3, 2014 we acquired 97% of the outstanding corporate capital of Pixartprinting S.p.A. The remaining 3% is considered redeemable noncontrolling equity interest. It is presented as temporary equity in our consolidated balance sheet for the period ended June 30, 2014, as it is redeemable for cash based on future financial results and not solely within our control. The noncontrolling interest was recorded at its fair value as of the acquisition date and will be adjusted to its redemption value on a periodic basis, if that amount exceeds its fair value. As of June 30, 2014, the redemption value is less than carrying value and therefore no adjustment has been made. For additional details please refer to Note 8 Business Combinations.
We own a 51% controlling interest in a joint business arrangement with Plaza Create Co. Ltd., a leading Japanese retailer of photo products, to expand our market presence in Japan. During the twelve months ended June 30, 2014, we contributed $4,891 in cash and $1,100 in assets, and Plaza Create made an initial capital contribution of $4,818 in cash and assets valued at $955. The 49% noncontrolling equity interest in the business is presented as temporary equity in our consolidated balance sheet for the period ended June 30, 2014, due to certain default provisions contained in the agreement.
The following table presents the changes in our redeemable noncontrolling interests for the twelve months ended June 30, 2014:

Noncontrolling Interests
Balance as of June 30, 2013	$—
Capital contribution from noncontrolling interest	5,773
Adjustment to noncontrolling interest	56
Acquisition of noncontrolling interest	5,728
Net loss attributable to noncontrolling interest	(380)
Foreign currency translation	(17)
Balance as of June 30, 2014	$11,160
17. Segment Information
During the first quarter of fiscal 2015, we revised our internal management organizational and reporting structure to better align to our strategy of delivering mass customized products to multiple customer segments via various brands. Our operating segments are based upon our internal organization structure, the manner in which our operations are managed and the availability of separate financial information reported internally to the Chief Executive Officer, who is our Chief Operating Decision Maker (“CODM”) for purposes of making decisions about how to allocate resources and assess performance. The CODM measures and evaluates the performance of our operating segments based on revenue and income (loss) from operations. We have identified several operating segments under our new management reporting structure which are reported in the following two reportable segments:

•
Vistaprint Business Unit - Aggregates the operations of our core Vistaprint branded business in the North America, Europe, Australia and New Zealand markets, and our Webs branded business, which is managed with the Vistaprint-branded digital business in the previously listed geographies.

•
All Other Business Units - Includes the operations of our Albumprinter, Printdeal, Pixartprinting, and Most of World business units. Our Most of World business unit is focused on our emerging market portfolio, including operations in India and Japan. These business units have been combined into one reportable segment based on materiality.

The cost of our global legal, human resource, finance, facilities management, software and manufacturing engineering, and the global component of our IT operations functions are generally not allocated to the reporting segments and are instead reported and disclosed under the caption "Corporate and global functions." Corporate and global functions is a cost center and does not meet the definition of an operating segment. As a result, we have restated our disclosures to conform to the new composition.
There are no internal revenue transactions between our operating segments, and we do not allocate non-operating income to our segment results. All intersegment transfers are recorded at cost for presentation to the CODM, for example, we allocate costs related to products manufactured by our global network of production facilities to the applicable operating segment. There is no intercompany profit or loss recognized on these transactions.
The following factors, among others, may limit the comparability of income from operations by segment:

•	We do not allocate support costs across operating segments or corporate and global functions.

•
Some of our recently acquired business units are burdened by the costs of their local finance, HR, and other administrative support functions, whereas other business units leverage our global functions and do not receive an allocation for these services.

•
Our All Other Business Units reporting segment includes our Most of World business unit, which has operating losses as it is in its early stage of investment relative to the scale of the underlying business.

Our balance sheet information is not presented to the CODM on an allocated basis, and therefore we do not present asset information by segment.
Revenue by segment is based on the business unit-specific websites through which the customer’s order was transacted. The following tables set forth revenue and income from operations by reportable segment.

	Year Ended June 30,
	2014	2013	2012
Revenue:
Vistaprint Business Unit	$1,144,030	$1,091,900	$972,847
All Other Business Units	126,206	75,578	47,422
Total revenue	$1,270,236	$1,167,478	$1,020,269

	Year Ended June 30,
	2014	2013	2012
Income (loss) from operations:
Vistaprint Business Unit	$318,758	$250,171	$227,881
All Other Business Units	(17,930)	(14,921)	(6,345)
Corporate and global functions	(214,914)	(189,126)	(166,362)
Total income from operations	$85,914	$46,124	$55,174

Enterprise Wide Disclosures:
The following tables set forth revenues by geographic area and groups of similar products and services:

	Year Ended June 30,
	2014	2013	2012

United States	$653,216	$606,246	$515,584
Non-United States (1)	617,020	561,232	504,685
Total revenue	$1,270,236	$1,167,478	$1,020,269

	Year Ended June 30,
	2014	2013	2012

Physical printed products and other (2)	$1,189,905	$1,084,698	$951,097
Digital products/services	80,331	82,780	69,172
Total revenue	$1,270,236	$1,167,478	$1,020,269
___________________
(1) Our non-United States revenue includes the Netherlands, our country of domicile. Revenue earned in any other individual country other than the United States was not greater than 10% of consolidated revenue for the years presented.
(2) Other revenue includes miscellaneous items which account for less than 1% of revenue.
The following tables set forth long-lived assets by geographic area:

	June 30, 2014	June 30, 2013
Long-lived assets (3):
Netherlands	$106,918	$99,521
Canada	100,369	90,807
United States	49,037	35,943
Australia	35,367	36,774
Switzerland	31,201	4,522
Jamaica	25,431	26,730
Italy	20,356	—
Bermuda	7,570	14,667
India	6,958	4,429
Other	11,674	4,884
Total	$394,881	$318,277
___________________
(3) Excludes goodwill of $317,187 and $140,893, intangible assets, net of $110,214 and $30,337, deferred tax assets of $8,762 and $581 and the investment in equity interests of $0 and $11,248 as of June 30, 2014 and 2013, respectively.
18. Commitments and Contingencies
Lease Commitments
We are committed under operating leases for our facilities that expire on various dates through 2024. Total lease expense for the years ended June 30, 2014, 2013 and 2012 was $14,151, $11,720 and $10,083, respectively.
We lease certain machinery and plant equipment under both capital and operating lease agreements that expire at various dates through 2017. The aggregate carrying value of the leased equipment under capital leases included in property, plant and equipment, net in our consolidated balance sheet at June 30, 2014, is $12,554, net of accumulated depreciation of $959; the present value of lease installments not yet due included in other current liabilities and other liabilities in our consolidated balance sheet at June 30, 2014 amounts to $8,875.

Future minimum payments required for our lease obligations for the next five fiscal years and thereafter are as follows at June 30, 2014:

	Operating lease obligations	Build-to-suit lease obligations (1)	Capital lease obligations
2015	$14,067	$—	$4,572
2016	7,200	8,989	2,985
2017	6,601	10,788	1,163
2018	4,816	10,788	477
2019	4,071	10,788	—
Thereafter	13,714	78,240	—
Total	$50,469	$119,593	$9,197
___________________
(1) Minimum payments relate to our Waltham lease obligation, please refer to Note 6 for additional details.
The terms of certain lease agreements require security deposits in the form of bank guarantees and a letter of credit in the amount of $1,427 and $145, respectively. In addition, we provided a customary indemnification to the lessor for certain claims that may arise under the lease for which we have not recorded a liability as we have determined that the associated fair value is not material. We carry insurance policies that we believe would provide, in most cases, some, if not total, recourse to any claims arising from this lease indemnification provision.
Purchase Obligations
At June 30, 2014, we had unrecorded commitments under contract of $30,860, which were principally composed of inventory purchase commitments of approximately $11,956, production and computer equipment purchases of approximately $9,567, and other unrecorded purchase commitments of $9,337.
Debt
The required principal payments due during the next five years and thereafter under our outstanding long-term debt obligations (excluding our short-term uncommitted credit facility) at June 30, 2014 are as follows:

2015	$16,375
2016	18,422
2017	42,984
2018	349,078
2019	—
Thereafter	—
Total	$426,859
Other Obligations
We have an outstanding installment obligation of $16,556 related to the fiscal 2012 intra-entity transfer of Webs' Intellectual Property, which results in tax being paid over a 7.5 year term and has been classified as a deferred tax liability in our consolidated balance sheet as of June 30, 2014.
Legal Proceedings
We are not currently party to any material legal proceedings. Although we cannot predict with certainty the results of litigation and claims to which we may be subject from time to time, we do not expect the resolution of any of our current matters to have a material adverse impact on our consolidated results of operations, cash flows or financial position. In all cases, at each reporting period, we evaluate whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. We expense the costs relating to our legal proceedings as those costs are incurred.

19. Restructuring

During the second quarter of fiscal 2014 we closed our Singapore location, which provided strategic and administrative support services as part of our All Other Business Units segment and recognized expense associated with employee and facility termination costs. In the fourth quarter we executed a focused workforce reduction that impacted our Vistaprint Business Unit and Corporate and global function segments. The following table summarizes the total restructuring costs incurred during the year ended June 30, 2014. There were no such charges during the year ended June 30, 2013.

Year ended June 30, 2014
Employee termination benefits	$5,238
Facility termination costs (1)	742
Total restructuring expense	$5,980
_____________________
(1) The year ended June 30, 2014 includes $472 of accelerated depreciation related to property, plant and equipment.

The following table summarizes the restructuring activity for the year ended June 30, 2014:

	Employee Termination Benefits	Facility Termination Costs
Accrued restructuring balance as of June 30, 2013	$—	$—
Restructuring additions	5,238	270
Cash payments	(2,706)	(270)
Accrued restructuring balance as of June 30, 2014	$2,532	$—
During the year ended June 30, 2014 we recognized restructuring expense of $3,164 in general and administrative, $1,274 in technology and development expense, $1,317 in marketing and selling expense and $225 in cost of goods sold. We do not expect to incur any additional costs related to these activities in future periods, however estimates may change which could result in additional expense.

20. Quarterly Financial Data (unaudited)

Year Ended June 30, 2014	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$275,089	$370,807	$286,185	$338,156
Cost of revenue	95,790	120,789	100,903	133,611
Net income attributable to Cimpress N.V.	412	40,875	1,375	1,034
Net income per share attributable to Cimpress N.V.:
Basic	$0.01	$1.24	$0.04	$0.03
Diluted	$0.01	$1.18	$0.04	$0.03

Year Ended June 30, 2013	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$251,416	$348,312	$287,684	$280,066
Cost of revenue	88,027	114,150	99,107	99,009
Net income (loss) attributable to Cimpress N.V.	(1,696)	22,960	5,866	2,305
Net income (loss) per share attributable to Cimpress N.V.:
Basic	$(0.05)	$0.69	$0.18	$0.07
Diluted	$(0.05)	$0.66	$0.17	$0.07
Basic and diluted net income (loss) per share attributable to Cimpress N.V. are computed independently for each of the quarters presented. Therefore, the sum of quarterly basic and diluted per share information may not equal annual basic and diluted net income per share.

21. Subsequent Events
On July 1, 2014 we acquired 100% of the outstanding shares of Fotoknudsen AS, a Norwegian consumer photo product company. At closing we paid €14,045 in cash ($19,224 based on the exchange rate as of the date of acquisition), subject to working capital and other adjustments. We utilized proceeds from our credit facility to finance the acquisition.
On August 7, 2014 we made a capital investment in Printi LLC, which operates in Brazil through a subsidiary. We paid $5,360 in cash for preferred shares and made a $2,850 capital contribution, resulting in a 41.6% equity interest with options to increase our ownership incrementally over 9 years. This investment provides us access to a new market and an opportunity to drive longer-term growth in Brazil.
On November 14, 2014, pursuant to our shareholders’ approval, we amended our articles of association to change our name to Cimpress N.V. and began trading on The Nasdaq Stock Market under the "CMPR" ticker symbol shortly after. All references to Vistaprint N.V. have been revised in these consolidated financial statements.
As described in Note 14, Vistaprint Limited (domiciled in Bermuda), has been under income tax audit and subsequent administrative appeal by the IRS for the 2007 to 2009 tax years. The issue in dispute was whether U.S. federal income tax should be imposed on Vistaprint Limited based on the assertion that it had income effectively connected with a U.S. Trade or Business. In November 2014, we received Form 870-AD from the IRS Office of Appeals that presented a finding of no additional tax owed by Vistaprint Limited. Accordingly, this matter is now concluded with no tax adjustments.

On January 1, 2015, our subsidiary People & Print Group B.V. changed their name to Printdeal B.V.
On March 2, 2015, we entered into a share purchase agreement (“SPA”) to acquire Exagroup SAS, a French simplified joint stock company ("Exagroup"), and its related family of businesses. Under the terms of the SPA, we will acquire 70% of the shares of Exagroup at the initial closing for an initial purchase price of €91,500, subject to adjustment based upon agreed levels of cash, debt and working capital determined as of the initial closing date.